UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2013

AMERILITHIUM CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-155059	61-1604254
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

871 Coronado Center Drive, Suite 200

Henderson, NV 89052

 (Address of principal executive offices)

(702) 583-7790

(Registrant’s telephone number, including area code)

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On January 21, 2013, Amerilithium Corp. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”) for the purposes of (i) amending the Articles of Incorporation to increase the authorized shares of common stock of the Company, par value $0.001 from 150,000,000 to 500,000,000 (the “Authorized Share Increase”), (ii) amending the Articles of Incorporation to authorize up to 10,000,000 shares, par value $0.001 per share, of “blank-check” preferred stock of the Company (the “Blank-Check Preferred Stock”) and (iii) to ratify the appointment of De Joya Griffith, beginning on January 1, 2013, as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (the “Auditor Ratification”).

As of the close of business on October 19, 2012, the record date for the Special Meeting 108,587,963 common shares of the Corporation were outstanding and entitled to vote. At the Special Meeting 88,914,272, or approximately 81.88%, of the outstanding common shares entitled to vote were represented in person or by proxy.

The results of the voting at the Special Meeting are as follows:

1.  The Authorized Share Increase

	For	Against	Abstain	Broker Non-Votes
Beneficial	10,955,575	7,247,364	262,882	43,918,024
Registered	26,480,427	0	50,000
Total Shares Voted	37,436,002	7,247,364	312,882
% Voted For	83.19%	16.1%	0.69%

2.  Authorize up to 10,000,000 shares of Blank-Check Preferred Stock

	For	Against	Abstain	Broker Non-Votes
Beneficial	11,162,355	7,035,114	268,352	43,918,024
Registered	26,480,427	0	50,000
Total Shares Voted	37,642,782	7,035,114	318,352
% Voted For	83.65%	15.63%	0.70%

3.  Auditor Ratification

	For	Against	Abstain	Broker Non-Votes
Beneficial	57,305,807	3,202,287	1,875,751
Registered	26,480,427	0	50,000
Total Shares Voted	83,786,234	3,202,287	318,352
% Voted For	94.23%	3.6%	2.16%

According to the results above, the majority of the stockholders present at the meeting, whether in person or by proxy, voted FOR and thereby authorized (i) the Authorized Share Increase, (ii) the Blank-Check Preferred and (iii) the Auditor Ratification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERILITHIUM CORP.

January 28, 2013	By:	/s/ Matthew Worrall
Name: Matthew Worrall
Title: Chief Executive Officer